                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         ----------------------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) September 24, 1999

                             INFOCURE CORPORATION
       -----------------------------------------------------------------
              (exact name of registrant as specified in charter)


    Delaware                         001-12799           58-2271614
-----------------------------------------------------------------------
(State or other jurisdiction       (Commission         (IRS Employer
    of Incorporation)              File Number)     Identification No.)

 1765 The Exchange, Suite 500, Atlanta, GA                      30339
--------------------------------------------------------------------------
  (Address of principal executive office)                    (zip code)


  Registrant's telephone number, including area code:      770-221-9990
                                                           ------------


                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report)

                                   Contents
                                   --------

                                                                            Page

Item 5:  Other Events.............................................           1

Item 7:  Supplemental Consolidated Financial Statements...........           F-1

ITEM 5. OTHER EVENTS.

     During the period January 1, 1999 through August 31, 1999, InfoCure Corporation ("InfoCure" or the "Company") consummated mergers (the "1999 Mergers") with the following companies (the "1999 Pooled Companies") in transactions which provided for the exchange of all the outstanding equity interests of each entity for a total of 3,640,054 shares of InfoCure common stock (after giving effect to a 2-for-1 stock split in the form of a stock dividend paid on August 19, 1999). Each of the 1999 Mergers have been accounted for as poolings of interests.


                                                    Effective             Medical
                   Entity                         Date of Merger         Specialty                Location
---------------------------------------------   ------------------    ---------------    --------------------------
Macon Systems Management, LLC, the parent of
 Medical Software Management, Inc. ("MSM")...   February 12, 1999     Dermatology        Macon, Georgia

OMSystems, Inc. ("OMSystems")................   February 18, 1999     Orthodontics       Norcross, Georgia
Ardsley, M.I.S., Inc.; d/b/a GlenTec
 Business Computers, Inc. ("Orthoware")......   August 17, 1999       Orthodontics       Philadelphia, Pennsylvania

Medfax Corporation ("Medfax")................   August 30, 1999       Radiology          Charlotte, North Carolina

Scientific Data Management, Inc. ("SDM").....   August 31, 1999       General Medical    Detroit, Michigan

     Additionally, on July 22, 1999 the Company completed a 2-for-1 stock split in the form of a stock dividend paid on August 19, 1999 to stockholders of record as of August 5, 1999.

     The Company's consolidated financial statements have been retroactively restated as of June 30, 1999 and December 31, 1998 and 1997 and for the six months ended June 30, 1999 and 1998 and for the year ended December 31, 1998, the eleven months ended December 31, 1997 and the year ended January 31, 1997 to reflect the consummation of the 1999 Mergers and to give effect to the stock split. The supplemental consolidated financial statements included herein give retroactive effect to the 1999 Mergers, which have been accounted for using the pooling of interests method and, as a result, the financial position, results of operations and cash flows are presented as if the 1999 Mergers had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements of the Company upon issuance of the financial statements for the period that includes the 1999 Mergers consummated in August. The supplemental consolidated statements of stockholders' equity reflect the accounts of InfoCure as if the common stock issued in connection with the 1999 Mergers had been issued for all periods presented and as if the stock split had been in effect for all periods presented.

     The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the Company's historical consolidated financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 1998 and its current reports on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999, respectively.

     Management's Discussion and Analysis of Financial Condition and Results of Operations which follows reflects the supplemental consolidated financial statements referred to above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain information included in this report constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation the following statements: (a) our belief that our operating cash flow, combined with availability of funds under our commercial credit facility and from a private placement agreement with an institutional investor will be sufficient to fund our working capital requirements through at least the next twelve months; and (b) our intended sources of financing to fund future acquisitions, if any. We note that a variety of risk factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Reference is made in particular to the discussion set forth below in this report and set forth in InfoCure's Report on Form 10-KSB for the period ended December 31, 1998 which was filed with the Securities and Exchange Commission on February 26, 1999 and our registration statement on Form S-3 declared effective with the Commission on April 21, 1999.

Overview

     A substantial part of our growth has been achieved through acquisitions. For the period July 10, 1997 through August 31, 1999, we completed sixteen acquisitions including acquisitions of six companies accounted for as pooling of interest transactions. The table below summarizes the acquisitions of five companies (the "1999 Pooled Companies") completed in 1999 which have been accounted for as poolings of interests (the "1999 Mergers"). An aggregate of approximately 3.6 million shares of InfoCure common stock was exchanged in the 1999 Mergers.


                                                     Date of            Medical
                    Entity                           Merger            Specialty                  Location
----------------------------------------------   -----------------   --------------       --------------------------
Macon Systems Management, LLC, the parent of
 Medical Software Management, Inc.............   February 12, 1999   Dermatology          Macon, Georgia

OMSystems, Inc................................   February 18, 1999   Orthodontics         Norcross, Georgia
Ardsley, M.I.S., Inc. d/b/a GlenTec Business
 Computers, Inc...............................   August 17, 1999     Orthodontics         Philadelphia, Pennsylvania

Medfax Corporation............................   August 30, 1999     Radiology            Charlotte, North Carolina

Scientific Data Management,
Inc...........................................   August 31, 1999     General Medical      Detroit, Michigan

     Accordingly, the consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 are being retroactively restated to reflect the 1999 Mergers and, as a result, the financial position, results of operations and cash flows are presented as if the 1999 Mergers had been consolidated for all periods presented.

     In addition to the 1999 Mergers, during the period between July 10, 1997 and June 30, 1999, we completed ten acquisitions which were accounted for using the purchase method of accounting, including one 1999 acquisition of Strategicare, Inc. and its wholly-owned subsidiary DISC Computer Systems, Inc. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable.

     InfoCure derives revenue primarily from licensing new software products and software upgrades, reselling hardware components in connection with a portion of its software sales and providing customer support and services. Customer support and services typically are provided pursuant to renewable annual contracts or on a fee basis. We derive additional revenue from customers and third-party clearinghouses by providing electronic data interchange services through contractual arrangements with such parties. Approximately 50% of our total revenue is recurring in nature.

     InfoCure bases its revenue recognition policies for sales of software on the provisions of the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." Revenue from software sales is recognized upon shipment in instances where InfoCure has evidence of a contract, the fee charged is fixed and determinable and collection is probable. Hardware resales are recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

     Depreciation and amortization expense results primarily from the amortization of goodwill, which represents the excess of the consideration paid by InfoCure over the fair value of the net assets acquired in acquisitions accounted for under the purchase method of accounting. As of June 30, 1999, our balance sheet included goodwill, net of accumulated amortization, of $83.0 million. Goodwill is amortized over its estimated useful life of 15 years. This estimated useful life reflects the historical and estimated future life of customer relationships, the longevity and continuing use of core products and the relatively minor impact of technological obsolescence on these core products. This goodwill results in an amortization expense estimated to total approximately $5.9 million per year. Depreciation and amortization expense also includes depreciation of property and equipment and amortization of software development costs. Property and equipment are assigned lives ranging from three to forty years. Software development costs are expensed until technological feasibility is achieved. Costs incurred after achievement of technological feasibility and before general release are capitalized and amortized, generally over a four-year life. Costs incurred after general release are expensed as incurred.

Restructuring Plan

     Effective December 1, 1997, InfoCure adopted a plan to restructure its operations by consolidating existing facilities and acquired operations. In connection with the restructuring plan, which was substantially completed in the second quarter of 1998, we took restructuring charges totaling $13.0 million, of which $11.1 million was recorded in the fourth quarter of 1997 and $1.9 million was recorded in the first six months of 1998.

Change in Fiscal Year

     In the first quarter of 1998, InfoCure changed its fiscal year end from January 31 to December 31. As a result, InfoCure's fiscal year beginning February 1, 1997 and ended on December 31, 1997 reflects eleven months of operations.

In-Process Research and Development Write-off

     On October 23, 1998, InfoCure acquired the assets of the HealthCare Systems Division ("HSD") of The Reynolds and Reynolds Company. In connection with the HSD acquisition, we retained an independent appraiser to complete a valuation of the assets of HSD, including valuation of certain in-process research and development. InfoCure identified three projects for which technological feasibility had not been achieved as of the acquisition date and for which there was no alternative future use. The products include POWERRmanager, a next generation physician practice management system, the year 2000 ready version of ProMed, a Unix-based practice management system, and the year 2000 ready version of Kredo, a practice management system running on the IBM AS/400 platform.

     Based on the results of the appraisal, $9.0 million was attributed to the in-process research and development purchased in the HSD acquisition and expensed in the fourth quarter of 1998 when the acquisition was completed.

HISTORICAL CONSOLIDATED RESULTS OF OPERATIONS

     The following table sets forth certain supplemental statement of operations data as a percentage of gross revenue for the periods indicated:

                                                                                       Six Months Ended
                                          Year Ended    Eleven Months     Year Ended       June 30,
                                          January 31,    December 31,    December 31,  ----------------
                                             1997           1997             1998        1998     1999
                                          -----------   ------------     ------------    ----     ----
Consolidated Statement of
  Operations Data:
Revenue:
  Systems and software...................    46.0 %        55.8 %           57.3 %      51.3%     49.0%
  Maintenance, support and services......    54.0          44.2             42.7        48.7      51.0
                                            -----         -----            -----       -----     -----
Total revenue............................   100.0         100.0            100.0       100.0     100.0
                                            -----         -----            -----       -----     -----
Operating expense:
  Hardware and other items purchased
    for resale...........................    29.1          23.6             23.6        24.7      24.4
  Selling, general and administrative....    63.5          66.4             55.1        55.1      49.7
  Depreciation and
    amortization.........................     2.2           4.0              5.3         5.1       5.2
  Compensatory stock awards..............      --            --              6.9          --       0.7
  Purchased research and
    development..........................      --            --              9.6          --        --
  Asset impairment and
    restructuring costs..................      --          24.2              2.0         4.8        --
  Merger costs...........................      --            --              0.1          --       0.5
                                            -----         -----            -----       -----     -----
Total operating expense..................    94.8         118.2            102.6        89.7      80.5
                                            -----         -----            -----       -----     -----
Operating income (loss)..................     5.2         (18.2)            (2.6)       10.3      19.5
Other expense (income):
  Interest, net..........................     0.7           1.0              4.0         2.7       3.0
  Other, net.............................    (0.1)         (0.7)            (0.2)        0.0       0.0
                                            -----         -----            -----       -----     -----
Income before income taxes...............     4.6         (18.5)            (6.4)        7.6      16.5
Income tax expense(benefit)..............    (2.4)         (2.5)            (0.4)        1.8       6.4
                                            -----         -----            -----       -----     -----
Net income (loss) before
  extraordinary item.....................     7.0 %       (16.0)%           (6.0)%       5.8%     10.1%
                                            =====         =====            =====       =====     =====


  Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998.

     Total Revenue. Total revenue for the six months ended June 30, 1999 was $81.4 million, compared to total revenue of $39.5 million for the six months ended June 30, 1998. This increase in total revenue primarily reflects the completion of the HSD acquisition effective October 1998 and overall growth in the business. The OMSystems, MSM, Orthoware, Medfax and SDM acquisitions, which are accounted for as poolings of interests, are reflected retroactively for all periods presented. Systems and software revenue was $39.9 million for the six months ended June 30, 1999, or 49.0% of total revenue, while maintenance, support, and service revenue was $41.5 million, or 51.0% of total revenue for the same period.

     Hardware and Other Items Purchased for Resale. For the six months ended June 30, 1999, hardware and other items purchased for resale was $19.9 million, or 24.4% of total revenue, compared to $9.8 million, or 24.7% of total revenue, for the six months ended June 30, 1998. For the six months ended June 30, 1999, gross margin, which represents total revenue less hardware and other items purchased for resale, was 75.6% of the total revenue, compared to 75.3% of total revenue, for the six months ended June 30, 1998.

     Selling, General and Administrative. Selling, general and administrative expense includes salaries and benefits, product development expense, product maintenance and support expense, variable commissions and bonuses, marketing expense, travel, communications, facilities, insurance and other administrative expense. Selling, general and administrative expense increased to $40.5 million, or 49.7% of total revenue for the six months ended June 30, 1999, compared to $21.7 million, or 55.1% of total revenue for the six months ended June 30, 1998. This increase reflects primarily additional marketing and administrative personnel and other selling and administrative costs necessary to support the consolidated businesses of the acquired companies. The decrease in selling, general and administrative expenses as a percent of revenue reflects InfoCure's ability to take advantage of economies of scale resulting from the larger installed customer base and higher base of revenue realized from acquisitions as well as the benefits realized from the Company's investment in its technological infrastructure.

     Depreciation and Amortization. Depreciation and amortization expense was $4.2 million, or 5.2% of total revenue, for the six months ended June 30, 1999, compared to $2.0 million, or 5.1% of total revenue, for the six months ended June 30, 1998. Increased depreciation and amortization expense primarily is the result of the significant increase in goodwill arising primarily from the HSD acquisition in October 1998.

     Compensatory Stock Awards. In the six months ended June 30, 1999, the Company incurred costs of $570,000, or 0.7% of total revenue, associated with the issuance of compensatory stock awards.

     Asset impairment and restructuring costs. In the six months ended June 30, 1998, the Company incurred costs of $1.9 million, or 4.8% of total revenue associated with a restructuring plan completed in 1998.

     Merger costs. In the six months ended June 30, 1999, the Company incurred merger-related costs associated with the 1999 Mergers of $385,000, or 0.5% of revenue, relating primarily to legal and accounting fees. The Company did not incur merger-related costs in the six months ended June 30, 1998.

     Interest, Net. Net interest expense increased to $2.5 million, or 3.0 % of total revenue, for the six months ended June 30, 1999, compared to $1.1 million, or 2.7% of total revenue, for the six months ended June 30, 1998. The increase relates primarily to the indebtedness incurred to complete the HSD acquisition.

     Other, Net. Net other income increased to $38,000 for the six months ended June 30, 1999 compared to $19,000 for the six months ended June 30, 1998.

     Income Taxes. The provision for income taxes was $5.2 million for the six months ended June 30, 1999, compared to $711,000 for the six months ended
June 30, 1998. The effective income tax rate of 38.7% for the six months ended June 30, 1999, is higher than statutory rates due to state income taxes and permanent differences resulting from the amortization of nondeductible goodwill. The effective tax rate of 23.7% for the comparable 1998 period is less than the statutory tax rate due to the impact of poolings with certain S-corporation entities that incurred no federal income taxes prior to merger with the Company.

     Extraordinary Item. During the six months ended June 30, 1999, the Company extinguished its outstanding debt under its credit facility with FINOVA Capital Corporation and incurred debt extinguishment costs of $4.9 million, or $2.9 million net of taxes, representing 3.6% of total revenue.

Year Ended December 31, 1998 Compared To Eleven Months Ended December 31, 1997

     Total Revenue. Total revenue for the year ended December 31, 1998 was $93.8 million compared to total revenue of $46.0 million for the eleven months ended December 31, 1997. The increase of $47.8 million in total revenue reflects primarily the combined revenue of the founding companies for the entire twelve month period in 1998 and revenue from the subsequent acquisitions as of their respective effective dates, except for the RADMAN, MSM, OMSystems, Orthoware, Medfax and SDM acquisitions which were accounted for as poolings of interests and are reflected retroactively for all periods presented. Revenue for periods prior to July 10, 1997 includes only revenue of InfoCure's predecessor, American Medcare, its consolidated subsidiaries and RADMAN, MSM, OMSystems, Orthoware, Medfax and SDM. Systems and software revenue was $53.7 million for the year ended December 31, 1998, or 57.3% of total revenue, compared to $25.7 million, or 55.8% of total revenue, for the eleven months ended December 31, 1997. The increase as a percentage of total revenue was primarily a result of a higher percentage mix of systems and software revenue among acquired companies and relatively strong demand for several of our software products in the year ended December 31, 1998. Maintenance, support and services revenue was $40.1 million, or 42.7% of total revenue for the year ended December 31, 1998, compared to $20.3 million, or 44.2% of total revenue, for the eleven months ended December 31, 1997.

     Hardware and Other Items Purchased for Resale. Hardware and other items purchased for resale consist of costs incurred to purchase hardware, and include costs of forms and postage, outsourced hardware maintenance, third-party software and other items for resale in connection with sales of new systems and software. The costs required to install such systems and to perform software maintenance and support services are reported in selling, general and administrative expenses. For the year ended December 31, 1998, cost of hardware and other items purchased for resale was $22.1 million, or 23.6% of revenue, compared to $10.9 million, or 23.6% of revenue, for the eleven months ended December 31, 1997. The increase in cost of hardware and other items purchased for resale reflects primarily the increase resulting from InfoCure's acquisitions.

     Selling, General and Administrative. Selling, general and administrative expense includes salaries and benefits, product development expense, product maintenance and support expense, variable commissions and bonuses, advertisement and promotional marketing materials, travel, communications, facilities, insurance and other administrative expense. Selling, general and administrative expense increased to $51.7 million, or 55.1% of revenue, for the year ended December 31, 1998 compared to $30.5 million, or 66.4% of revenue, for the eleven months ended December 31, 1997. This increase reflects primarily an increase in the marketing and administrative personnel and other selling and administrative costs necessary to support the consolidated businesses of the acquired companies. The decrease in selling, general and administrative expenses as a percent of revenue reflects InfoCure's ability to leverage economies of scale resulting from the larger installed customer base and higher base of revenue realized from acquisitions.

     Compensatory Stock Awards. In the year ended December 31, 1998, the Company incurred costs of $6.4 million, or 6.9% of total revenue, related to contingently exercisable stock options of OMSystems. Under the terms of OMSystems' stock option agreement, the value of the options became determinable in the fourth quarter of 1998, resulting in recognition as compensation expense.

     Depreciation and Amortization. Depreciation and amortization expense was $5.0 million, or 5.3% of revenue, for the year ended December 31, 1998 compared to $1.8 million, or 4.0% of revenue, for the eleven months ended December 31, 1997. Increased depreciation and amortization expense represents primarily the significant increase in goodwill arising from InfoCure's acquisitions.

     Purchased Research and Development. Purchased research and development expense was $9.0 million, or 9.6% of total revenue, for the year ended December 31, 1998. This expense represents charges related to the write-off of certain in-process research and development costs associated with the HSD acquisition.

     Asset Impairment and Restructuring Costs. Asset impairment and restructuring costs were $1.9 million, or 2.0% of total revenue, for the year ended December 31, 1998 compared to $11.1 million, or 24.2% of total revenue, for the eleven months ended December 31, 1997. This decrease represents the completion of the restructuring plan in the second quarter of 1998.

     Merger Costs. Merger costs were $123,000, or 0.1% of revenue, for the year ended December 31, 1998 and related to legal and accounting fees associated with the RADMAN merger.

     Interest, Net. Net interest expense increased to $3.7 million, or 4.0% of revenue, for the year ended December 31, 1998 compared to $482,000, or 1.0% of revenue for the eleven months ended December 31, 1997. This increase reflects primarily increases in interest expense associated with indebtedness incurred to complete InfoCure's acquisitions.

     Other, Net. Net other income decreased to $194,000, or 0.2% of revenue, for the year ended December 31, 1998 compared to $334,000, or 0.7% of revenue for the eleven months ended December 31, 1997. This decrease relates primarily to one-time other income related to the RADMAN merger.

     Income Taxes Benefit. The benefit for income taxes was $317,000 for the year ended December 31, 1998 compared to $1.1 million for the eleven months ended December 31, 1997.


Eleven Months Ended December 31, 1997 Compared to Year Ended January 31, 1997

     Total Revenue. Total revenue for the eleven months ended December 31, 1997 was $46.0 million compared to total revenue of $26.9 million for the year ended January 31, 1997. This increase of $19.1 million in total revenue primarily reflects the completion of the acquisition of the founding companies and subsequent acquisitions completed in 1997 as of their respective effective dates. Revenue for periods prior to July 10, 1997 included only revenue of InfoCure's predecessor, American Medcare, its consolidated subsidiaries and RADMAN, MSM, OMSystems, Orthoware, Medfax and SDM. Systems and software revenue was $25.7 million for the eleven months ended December 31, 1997, or 55.8% of revenue, compared to $12.4 million, or 46.0% of total revenue, for the year ended January 31, 1997. Maintenance, support and services revenue was $20.3 million for the eleven months ended December 31, 1997, or 44.2% of total revenue, compared to $14.5 million, or 54.0% of total revenue, for the year ended January 31, 1997.

     Hardware and Other Items Purchased for Resale. For the eleven months ended December 31, 1997, cost of hardware and other items purchased for resale was $10.9 million, or 23.6% of total revenue, compared to $7.8 million, or 29.1% of total revenue, for the year ended January 31, 1997. The increase in cost of hardware and other items purchased for resale reflects primarily the increase resulting from InfoCure's acquisitions. The decrease in cost of hardware and other items purchased for resale as a percentage of revenue reflects decreased revenue from sales of hardware as a percentage of total revenue.

     Selling, General and Administrative. Selling, general and administrative expense increased to $30.5 million, or 66.4% of revenue, for the eleven months ended December 31, 1997, compared to $17.1 million, or 63.5% of revenue, for the year ended January 31, 1997. This increase reflects primarily additional marketing and administrative personnel and other selling and administrative costs necessary to support the significantly expanded business associated with InfoCure's acquisitions completed during the eleven months ended December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization expense was $1.8 million, or 4.0% of revenue, for the eleven months ended December 31, 1997, compared to $587,000, or 2.2% of revenue, for the year ended January 31, 1997. Increased depreciation and amortization expense represents primarily the significant increase in goodwill resulting from InfoCure's acquisitions completed during the eleven months ended December 31, 1997.

     Asset Impairment and Restructuring Costs. In the eleven months ended December 31, 1997, InfoCure incurred a cost of $11.1 million, or 24.2% of revenue, associated with the restructuring plan.

     Interest, Net. Net interest expense increased to $482,000, or 1.0% of revenue for the eleven months ended December 31, 1997 compared to $191,000, or 0.7% of revenue for the year ended January 31, 1997. This increase reflects primarily increases in interest expense associated with indebtedness incurred to complete InfoCure's acquisitions.

     Other, Net. Net other income increased to $334,000, or 0.7% of revenue, for the eleven months ended December 31, 1997, compared to $31,000, or 0.1% of revenue, for the year ended January 31, 1997. This increase relates primarily to one-time other income related to the RADMAN merger.

     Income Tax Benefit. InfoCure realized income tax benefits in the amounts of $1.1 million and $657,000 for the eleven months ended December 31, 1997 and the year ended January 31, 1997, respectively.


LIQUIDITY AND CAPITAL RESOURCES

     Our principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capitalized software development costs and (iv) capital expenditures for furniture, fixtures and equipment. We have met our liquidity needs over the last three years through funds provided by operating activities, equity offerings in 1997, 1998 and 1999, and long-term borrowings.

    On February 9, 1998, InfoCure completed the private placement of 850,060 shares of Series A Preferred Stock, resulting in gross proceeds to us of $8.5 million and net proceeds of approximately $7.8 million after payment of selling commissions to the placement agent for the offering and other expenses of the offering. We granted to the placement agent a warrant to acquire 200,000 shares of InfoCure's common stock at an exercise price of $4.50 per share. The consolidated financial statements of InfoCure reflect an accretive dividend attributable to the preferred stockholders in the amount of $800,000 with respect to the issuance costs and the fair market value of the warrant related to the Series A Preferred. The Series A Preferred converted to 2,000,140 shares of common stock upon the completion of the secondary offering.

     On September 28, 1998, InfoCure completed the sale of 427,172 shares of common stock for $2.5 million in a private placement to an institutional investor. The investor committed to invest an additional $7.5 million, which must be invested from time to time at our request in our sole discretion and subject to certain price and trading volume limitations, upon the exercise of put options through March 28, 2000. Subsequently, InfoCure completed the sale of 295,968 shares of common stock for $2.5 million in December 1998 and the sale of 160,000 shares of common stock for $2.0 million in January 1999.

     On October 18, 1998, in connection with the HSD acquisition, InfoCure delivered to The Reynolds and Reynolds Company a $10.0 million, five-year, convertible promissory note, bearing interest per annum at rates commencing at 8.0% and increasing each year to a maximum of 14.0%. The note is convertible at our option during the first year of the term into common stock at a price based on the price of the common stock in an underwritten public offering or the average market value of the common stock over a period of time prior to the conversion date. In addition, InfoCure delivered to The Reynolds and Reynolds Company a $2.0 million subordinated promissory note payable within 120 days of the closing of the HSD acquisition.

     On April 27, 1999, InfoCure completed a public offering of 6.0 million shares of common stock at $13.00 per share, which generated net proceeds of $73.3 million. InfoCure applied $69.2 million of the proceeds of this offering to retire the principal outstanding on its credit facility. The balance of the proceeds was applied toward working capital and for general corporate purposes. On May 6, 1999, InfoCure issued 1,127,700 shares of common stock at $13.00 per share for net proceeds of $13.8 million relating to the exercise of the underwriters' over-allotment option in connection with the public offering. The proceeds from the over-allotment were applied toward working capital and for general corporate purposes.

     At June 30, 1999, InfoCure had total cash and cash equivalents of $21.7 million and working capital of $40.1 million. InfoCure's current ratio increased to 2.54 at June 30, 1999, from 1.02 at December 31, 1998. During the six months ended June 30, 1999, InfoCure generated $2.1 million of cash from operating activities primarily relating to net income of $5.3 million plus $4.6 million in deferred income tax, depreciation and amortization of $4.2 million and an extraordinary item of $2.9 million less the increased accounts receivable of $10.1 million. During this period, cash used in investing activities was $15.5 million, consisting primarily of cash used for acquisitions of $12.7 million, capital expenditures of $1.4 million and intangible asset costs of $1.3 million primarily representing capitalized software development costs.

     During the six months ended June 30, 1999, InfoCure generated net cash from financing activities of $25.8 million, including $86.2 million net proceeds from issuance of common stock and $12.0 million proceeds from the line of credit. These proceeds were principally used to retire outstanding debt of $69.2 million and fund the acquisition of Strategicare, Inc. and its wholly-owned subsidiary DISC Computer Systems, Inc.

     InfoCure's commercial credit facility, with an aggregate availability of $70.0 million used primarily for acquisition purposes and working capital, was repaid in full by proceeds of the Company's secondary offering. The early retirement of debt resulted in a write-off of previously paid deferred loan costs in the amount of $4.9 million. In August 1999, InfoCure obtained a new credit facility in the amount of $100 million that has a five-year term. The credit facility provides for an $8.7 million term loan and a $91.3 million revolving loan that converts to a term loan in October 2001. The credit facility bears interest at rates ranging from base (prime) rate plus 0.50% to 1.25%, or LIBOR plus 2.00% to 2.75%, depending on the Company achieving certain debt service ratios, and is collateralized by substantially all of InfoCure's assets.

     We believe that our existing cash and anticipated future operating cash flow, combined with availability of funds under the credit facility, will be sufficient to fund our working capital requirements through at least the next twelve months. We expect to finance future acquisitions, if any, through one or more of the following sources: cash from operations, the credit facility, or other indebtedness, and issuances of common stock or other securities. The sale of equity securities, including investments convertible into equity securities, may result in further dilution to existing stockholders. No assurance can be given that additional sources of capital will be available on terms acceptable to us or at all.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. Adoption of this standard did not have a material effect on our capitalization policy.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activitites. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of this new standard on January 1, 2001, to affect its financial statements.

YEAR 2000 ISSUE

     We have implemented a plan in which we modify and test our products to determine whether they are able to properly distinguish dates beginning on January 1, 2000. We are now taking the following steps to determine the year 2000 readiness of our products:

     . review products that we will continue to market and support to determine how they process dates;

     . design and complete modifications to fix any date processing issues that we identify for these products;

     . test products to determine that they can process dates on or after January 1, 2000; and

     .  deliver these modifications to our customers for installation and use.

As a result of these assessments, modifications and tests, InfoCure believes that a majority of its products will properly make this distinction.

     With respect to the rest of the products that we intend to support, we have implemented a program for developing and installing modifications that address date processing issues. In general, these modifications represent relatively short segments of software code. Customers that are on current maintenance contracts qualify to receive these modifications. InfoCure believes that it will complete its year 2000 readiness program by the end of September 1999, but we cannot be certain that we will do so. We could experience delays or failures developing or implementing year 2000 readiness modifications. We also may be required to hire additional technical personnel to address year 2000 readiness issues, and there can be no guarantee that such additional personnel will be available. In addition, customers may not install software solutions in a proper and timely manner, and we may not be able to locate affected customers that are not currently a party to a maintenance contract. Further, because a customer's products are often interfaced with the customer's existing third-party applications, its products, and potentially InfoCure's products, may not operate properly due to year 2000 problems in such third-party applications.

     Our most reasonably likely worst case scenario with respect to the year 2000 issue is that certain of our products which we believe to be currently year 2000 ready or for which we have developed modifications to make them year 2000 ready will in fact fail to function properly on or after January 1, 2000. In light of InfoCure's belief that its products will be year 2000 ready based upon testing it has performed in the course of its year 2000 readiness program, InfoCure has not developed a contingency plan to be used in the event certain of its products fail to function properly on or after January 1, 2000. InfoCure plans to address any such failures on an as needed basis. We estimate that the remaining costs to complete our year 2000 readiness program are approximately $75,000. These estimates are based on assumptions that InfoCure believes to be reasonable at this time; however, no assurance can be given that these assumptions will remain accurate. While we do not expect that the failure of any of our products to be year 2000 ready will have a material adverse effect on our business or results of operations, we cannot guarantee that any such failure would not have such an effect.

     Lawsuits relating to year 2000 issues have been filed against certain of our competitors. The plaintiffs in these lawsuits have sought compensatory damages and equitable and injunctive relief. InfoCure has taken measures to avoid these types of lawsuits. However, one of our customers has initiated an arbitration claim asserting that software it purchased from InfoCure does not properly distinguish dates beginning on January 1, 2000. We are no longer selling or supporting this software and are attempting to resolve this dispute. InfoCure believes that this arbitration, regardless of its outcome, will not result in a material adverse effect on InfoCure. As we develop and implement our year 2000 readiness plan, we cannot guarantee that additional year 2000 related claims will not be brought against us in the future, that the assertion of such claims will not result in litigation or that we would prevail in such litigation. Litigation, regardless of its outcome, could result in substantial costs, divert management's attention from its operations and impact customer purchasing decisions. Any such litigation could have a material adverse effect on future results.

     The year 2000 problem also creates a risk of unforeseen problems in the computer systems we use in our business and in the systems of third parties with whom we conduct business. We have substantially completed our assessment of our software and hardware systems and we believe that the substantial majority of our internal systems will properly distinguish dates beginning on January 1, 2000. We also have contacted parties with whom we conduct a material amount of business to assess the year 2000 readiness of the software and systems in their businesses. We intend to complete our determination of year 2000 readiness by these third parties by September 30, 1999 and to develop strategies to assure that no material business disruptions result from third-party problems. These strategies may include demanding assurance that current business partners achieve timely year 2000 readiness or, in the absence of such assurance, contracting with alternate third parties or developing solutions to work around any such third-party issues. Because we have not yet determined the expense and related potential effect of year 2000 readiness by our third-party business partners, we cannot guarantee that non-readiness by these third parties will not have a material adverse effect on our future results.

ITEM 7. FINANCIAL STATEMENTS

     The following are the supplemental consolidated financial statements of InfoCure Corporation which are filed as part of this report.


                             INFOCURE CORPORATION

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Certified Public Accountants................................F-2

Balance sheets as of December 31, 1997 and 1998, and June 30, 1999 (Unaudited)....F-3

Statements of operations for the year ended January 31, 1997, the eleven months ended December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1998 and 1999 (unaudited)........................................F-4

Statements of changes in stockholders' equity for the year ended January 31,
  1997, the eleven months ended December 31, 1997, the year ended December 31,
  1998, and the six months ended June 30, 1999 (unaudited)........................F-5

Statements of cash flows for the year ended January 31, 1997, the eleven months ended December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1998 and 1999 (unaudited)........................................F-6

Notes to supplemental consolidated financial statements...........................F-7

Report of Independent Certified Public Accountants


InfoCure Corporation
Atlanta, Georgia

     We have audited the accompanying supplemental consolidated balance sheets of InfoCure Corporation and its subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1998, the eleven months ended December 31, 1997 and the year ended January 31, 1997. The supplemental consolidated financial statements give retroactive effect to the mergers of InfoCure Corporation with Macon Systems Management, LLC on
February 12, 1999, OMSystems, Inc. on February 18, 1999, Ardsley M.I.S., Inc. on August 17, 1999, Medfax Corporation on August 30, 1999 and Scientific Data Management, Inc. on August 31, 1999, which have been accounted for as poolings of interests as described in Notes 1 and 3 to the supplemental consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfoCure Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998, the eleven months ended December 31, 1997 and the year ended January 31, 1997, after giving retroactive effect to the mergers referred to above, in conformity with generally accepted accounting principles.



BDO Seidman, LLP
Atlanta, Georgia
September 20, 1999

                             InfoCure Corporation

                   Supplemental Consolidated Balance Sheets
              (In Thousands, Except Share and Per Share Amounts)


                                                    December 31,   December 31,    June 30,
                                                        1997           1998          1999
                                                    -------------  -------------  -----------
                                                                                  (Unaudited)
ASSETS (Note 9):
Current
 Cash and cash equivalents........................      $  2,380       $  9,288     $ 21,717
 Accounts receivable--trade, net of allowance of
  $461, $1,278 and $1,249.........................         8,673         25,994       38,189
 Other receivables................................           369          1,254           79
 Inventory........................................         1,775          3,533        4,345
 Deferred tax assets (Note 13)....................         1,245            675          534
 Prepaid expense and other current assets.........           883          1,422        1,280
                                                        --------       --------     --------
   Total current assets...........................        15,325         42,166       66,144
Property and equipment, net of accumulated
 depreciation (Note 6)............................         4,433         10,795       12,874
Goodwill, net of accumulated amortization of
 $404, $3,467 and $6,099 (Notes 3 and 5)..........        17,014         72,203       82,988
Other intangible assets (Note 7)..................         1,344          7,391        4,338
Deferred tax assets (Note 13).....................         1,905          4,966        2,755
                                                        --------       --------     --------
                                                        $ 40,021       $137,521     $169,099
                                                        ========       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
 Notes payable (Note 9)...........................      $    303       $  2,074     $    328
 Accounts payable.................................         2,633          4,170        2,448
 Accrued expense (Note 8).........................         2,216          7,666       10,092
 Accrued restructuring costs (Note 5).............         3,172            283           --
 Income taxes payable.............................            17            667          104
 Deferred revenue and customer deposits...........         8,669         13,203       10,858
 Current portion of long-term debt (Note 9).......         2,729         13,370        2,220
                                                        --------       --------     --------
   Total current liabilities......................        19,739         41,433       26,050
Long-term debt, less current portion (Note 9).....         9,600         70,733       24,560
Other liabilities (Note 10).......................         6,586             --           --
                                                        --------       --------     --------
   Total liabilities..............................        35,925        112,166       50,610
                                                        --------       --------     --------
Commitments (Note 11)
Convertible, redeemable preferred stock
 (Note 12)........................................            --          8,501           --
                                                        --------       --------     --------
Stockholders' equity (Note 12)
 Common stock.....................................             8              9           14
 Common stock issuable............................            --          1,975           --
 Additional paid-in capital.......................        17,587         38,277      137,087
 Accumulated deficit..............................       (13,383)       (22,102)     (18,099)
 Deferred compensation............................            --         (1,083)        (513)
 Treasury stock, at cost..........................          (116)          (222)          --
                                                        --------       --------     --------
   Total stockholders' equity.....................         4,096         16,854      118,489
                                                        --------       --------     --------
                                                        $ 40,021       $137,521     $169,099
                                                        ========       ========     ========

    See accompanying notes to supplemental consolidated financial statements.

                              InfoCure Corporation

               Supplemental Consolidated Statements of Operations
               (In Thousands, Except Share and Per Share Amounts)

                                                            Year        Eleven         Year
                                                            Ended       Months        Ended
                                                           January       Ended       December        Six Months Ended
                                                             31,      December 31,      31,             June 30,
                                                            1997         1997          1998         1998         1999
                                                           -------    ------------     ----         ----         ----
                                                                                                       (Unaudited)
Revenue:
 Systems and software....................................  $12,378      $25,659      $53,698      $20,241      $39,901
 Maintenance, support and services.......................   14,511       20,340       40,082       19,224       41,524
                                                           -------      -------      -------      -------      -------
Total revenue............................................   26,889       45,999       93,780       39,465       81,425
                                                           -------      -------      -------      -------      -------
Operating expense:
 Hardware and other items purchased for resale...........    7,838       10,860       22,103        9,767       19,900
 Selling, general and administrative.....................   17,070       30,522       51,691       21,732       40,506
 Depreciation and amortization...........................      587        1,840        4,959        2,025        4,226
 Compensatory stock awards...............................       --           --        6,447           --          570
 Purchased research and development (Note 4).............       --           --        9,000           --           --
 Asset impairment and restructuring costs (Note 5).......       --       11,136        1,874        1,874           --
 Merger costs............................................       --           --          123           --          385
                                                           -------      -------      -------      -------      -------
Total operating expense..................................   25,495       54,358       96,197       35,398       65,587
                                                           -------      -------      -------      -------      -------
Operating income(loss)...................................    1,394       (8,359)      (2,417)       4,067       15,838
Other expense (income):
 Interest, net...........................................      191          482        3,740        1,084        2,462
 Other, net..............................................      (31)        (334)        (194)         (19)         (38)
                                                           -------      -------      -------      -------      -------
Income (loss) before income taxes........................    1,234       (8,507)      (5,963)       3,002       13,414
Income taxes (benefit) (Note 13).........................     (657)      (1,132)        (317)         711        5,194
                                                           -------      -------      -------      -------      -------
Income (loss) before extraordinary item..................    1,891       (7,375)      (5,646)       2,291        8,220
Extraordinary item -  early retirement of debt,
  net of taxes...........................................       --           --           --           --        2,935
                                                           -------      -------      -------      -------      -------
Net income (loss) .......................................    1,891       (7,375)      (5,646)       2,291        5,285
Accretive dividend (Note 12).............................       --           --          800          800           --
                                                           -------      -------      -------      -------      -------
Net income (loss) available to common stockholders.......  $ 1,891      $(7,375)     $(6,446)     $ 1,491      $ 5,285
                                                           =======      =======      =======      =======      =======
Net income (loss) available to common stockholders
 per share (Note 2):
  Before extraordinary item:
    Basic................................................               $ (0.55)     $ (0.37)     $  0.09      $  0.38
    Diluted..............................................                 (0.55)       (0.37)        0.07         0.30
  After extraordinary item:
    Basic................................................                 (0.55)       (0.37)        0.09         0.24
    Diluted..............................................                 (0.55)       (0.37)        0.07         0.19

    See accompanying notes to supplemental consolidated financial statements.

                             InfoCure Corporation
    Supplemental Consolidated Statements of Changes in Stockholders' Equity
               (In Thousands, Except Share and Per Share Amounts)

                                                 Shares
                                           --------------------                                 Common      Accrued       Stock
                                           Common      Treasury        Common     Treasury      Stock        Stock       Purchase
                                           Stock        Stock          Stock       Stock       Issuable    Repurchase    Warrant
                                           ------      --------        ------     --------     --------    ----------    --------
Balance, at
  February 1, 1996....................  166,626,688    (456,978)        $ 83        $(100)     $    --         $ --        $ 500
  Issuance of  common stock...........   26,774,880          --           14           --           --           --           --
  Cancellation of warrant.............           --          --           --           --           --           --         (500)
  Issuance of warrant.................           --          --           --           --           --           --           80
  Issuance of stock options...........           --          --           --           --           --           --           --
  Capital contribution................           --          --           --           --           --           --           --
  Pending repurchase of
    common stock......................           --          --           --           --           --          (65)          --
  Equity issuance of
    pooled company....................       53,487          --           --           --           --           --           --
  Net income..........................           --          --           --           --           --           --           --
  Distributions by Pooled
    Companies.........................           --          --           --           --           --           --           --
                                       ------------    --------         ----        -----      -------         ----        -----
Balance, at
  January 31, 1997....................  193,455,055    (456,978)          97         (100)          --          (65)          80
  Issuance of common stock............    1,600,000          --            1           --           --           --           --
  Stock repurchase....................     (229,866)         --           --           --           --           65           --
  Conversion of common stock
    upon formation of Company
    (Note 1).......................... (184,213,795)    456,978          (92)         100           --           --           --
  Issuance of common stock,
    net of related expense for:
      Initial public offering.........    2,800,000          --            1           --           --           --           --
      Acquisition of Founding
        Companies.....................    1,815,170          --            1           --           --           --           --
      Payment of debt and
        other obligations.............      553,432          --           --           --           --           --           --
      Exercise of warrants............      222,592          --           --           --           --           --          (80)
      1997 Acquisitions...............      153,496          --           --           --           --           --           --
  Issuance of stock options
    and warrants......................           --          --           --           --           --           --           --
  Purchase of treasury stock..........           --     (42,146)          --         (116)          --           --           --
  Net loss............................           --          --           --           --           --           --           --
  Distributions by Pooled
    Companies.........................           --          --           --           --           --           --           --
                                       ------------    --------         ----        -----      -------         ----        -----
Balance, at
  December 31, 1997...................   16,156,084     (42,146)           8         (116)          --           --           --
  Issuance of common stock, net
    of related expense for:
    1998 Purchased Companies..........      747,094          --           --           --           --           --           --
    Private placements................      702,644          --           --           --           --           --           --
    Exercise of stock
      options and warrants............      292,282          --           --           --           --           --           --
    Earnout commitments...............      796,246          --            1           --           --           --           --
    Restricted stock award............      190,000          --           --           --           --           --           --
  Compensatory stock awards...........           --          --           --           --           --           --           --
  Common stock issuable in
    private placement.................           --          --           --           --        1,975           --           --
  Issuance of stock options
    and warrants......................           --          --           --           --           --           --           --
  Accretive dividend..................           --          --           --           --           --           --           --
  Purchase of
    treasury stock....................           --     (38,740)          --         (106)          --           --           --
  Amortization of deferred
    compensation......................           --          --           --           --           --           --           --
  Net loss............................           --          --           --           --           --           --           --
  Distributions by Pooled
   Companies..........................           --          --           --           --           --           --           --
                                       ------------    --------         ----        -----      -------         ----        -----
Balance, at
  December 31, 1998...................   18,884,350     (80,886)           9         (222)       1,975           --           --
Activity for period ended
  June 30, 1999 (Unaudited):
  Issuance of common stock, net
    of related expense for:
      Secondary offering..............    7,127,700          --            4           --           --           --           --
      Convertible preferred stock.....    2,000,140          --            1           --           --           --           --
      Convertible notes...............      202,118          --           --           --           --           --           --
      Private placement...............      160,000          --           --           --       (1,975)          --           --
      Exercise of stock options
        and warrants..................      134,272          --           --           --           --           --           --
      Matching contribution to
        401(k) plan...................       47,390          --           --           --           --           --           --
      Acquisition of assets...........       40,000          --           --           --           --           --           --
  Tax benefit from the exercise
    of options........................           --          --           --           --           --           --           --
  Amortization of
    deferred compensation.............           --          --           --           --           --           --           --
  Treasury shares retired.............      (80,886)     80,886           --          222           --           --           --
  Net income..........................           --          --           --           --           --           --           --
  Distributions by Pooled
    Companies.........................           --          --           --           --           --           --           --
                                       ============    ========         ====        =====      =======         ====        =====
Balance, at
  June 30, 1999 (Unaudited)...........   28,515,084          --         $ 14        $  --      $    --         $ --        $  --
                                       ============    ========         ====        =====      =======         ====        =====

   See accompanying notes to supplemental consolidated financial statements.

                                                         Additional
                                             Deferred      Paid-in
                                           Compensation    Capital       Deficit
                                           ------------  ----------      -------
Balance, at
  February 1, 1996....................        $    --      $ 1,123      $ (3,742)
  Issuance of  common stock...........             --        1,425            --
  Cancellation of warrant.............             --          450            --
  Issuance of warrant.................             --           --            --
  Issuance of stock options...........             --           30            --
  Capital contribution................             --          110            --
  Pending repurchase of
    common stock......................             --           --            --
  Equity issuance of
    pooled company....................             --        1,231            --
  Net income..........................             --           --         1,891
  Distributions by Pooled
    Companies.........................             --           --        (1,272)
                                              -------     --------      --------
Balance, at
  January 31, 1997....................             --        4,369        (3,123)
  Issuance of common stock............             --          279            --
  Stock repurchase....................             --          (65)           --
  Conversion of common stock
    upon formation of Company
    (Note 1)..........................             --          (42)           --
  Issuance of common stock,
    net of related expense for:
      Initial public offering.........             --        5,727            --
      Acquisition of Founding
        Companies.....................             --        4,991            --
      Payment of debt and
        other obligations.............             --        1,522            --
      Exercise of warrants............             --          201            --
      1997 Acquisitions...............             --          577            --
  Issuance of stock options
    and warrants......................             --           28            --
  Purchase of treasury stock..........             --           --            --
  Net loss............................             --           --        (7,375)
  Distributions by Pooled
    Companies.........................             --           --        (2,885)
                                              -------     --------      --------
Balance, at
  December 31, 1997...................             --       17,587       (13,383)
  Issuance of common stock, net
    of related expense for:
    1998 Purchased Companies..........             --        4,159            --
    Private placements................             --        4,777            --
    Exercise of stock
      options and warrants............             --          315            --
    Earnout commitments...............             --        2,329            --
    Restricted stock award............         (1,140)       1,140            --
  Compensatory stock awards...........             --        6,192            --
  Common stock issuable in
    private placement.................             --           --            --
  Issuance of stock options
    and warrants......................             --        1,778            --
  Accretive dividend..................             --           --          (800)
  Purchase of
    treasury stock....................             --           --            --
  Amortization of deferred
    compensation......................             57           --            --
  Net loss............................             --           --        (5,646)
  Distributions by Pooled
    Companies.........................             --           --        (2,273)
                                              -------     --------      --------
Balance, at
  December 31, 1998...................         (1,083)      38,277       (22,102)
Activity for period ended
  June 30, 1999 (Unaudited):
  Issuance of common stock, net
    of related expense for:
      Secondary offering..............             --       86,212            --
      Convertible preferred stock.....             --        8,490            --
      Convertible notes...............             --          676            --
      Private placement...............             --        1,975            --
      Exercise of stock options
        and warrants..................             --          239            --
      Matching contribution to
        401(k) plan...................             --          660            --
      Acquisition of assets...........             --          500            --
  Tax benefit from the exercise
    of options........................             --          280            --
  Amortization of
    deferred compensation.............            570           --            --
  Treasury shares retired.............             --         (222)           --
  Net income..........................             --           --         5,285
  Distributions by Pooled
    Companies.........................             --           --        (1,282)
                                              =======     ========      ========
Balance, at
  June 30, 1999 (Unaudited)...........        $  (513)    $137,087      $(18,099)
                                              =======     ========      ========


   See accompanying notes to supplemental consolidated financial statements.

                             InfoCure Corporation
               Supplemental Consolidated Statements of Cash Flow
              (In Thousands, Except Share and Per Share Amounts)

                                                                  Eleven Months
                                                     Year Ended       Ended        Year Ended       Six Months Ended
                                                     January 31,   December 31,   December 31,           June 30,
                                                        1997           1997           1998           1998      1999
                                                     -----------   ------------   ------------     --------  ---------
                                                                                                       (unaudited)
Cash provided by (used in) operating activities:
 Net income (loss)...................................     $ 1,891     $ (7,375)     $ (5,646)      $  2,291     $  5,285
 Adjustments to reconcile net income(loss) to
 cash provided by (used in) operating activities:
  Extraordinary item  early retirement
   of debt, net of taxes...........................            --           --            --             --        2,935
  Purchase of in-process research
   and development.................................            --           --         9,000             --           --
  Asset impairment and restructuring costs.........            --       11,136         1,874          1,874           --
  Depreciation and amortization....................           587        1,840         4,959          2,025        4,226
  Allowance for doubtful accounts..................           (55)         116           817            107          (29)
  Stock-based compensation.........................            30           28         6,326             --          570
  Option cancellation expense......................           110           --            --             --           --
  Deferred income taxes............................          (869)      (1,178)       (1,633)          (104)       4,611
  Changes in current assets and liabilities
   -net of effects of acquisitions:
    Accounts receivable............................          (265)      (1,892)       (7,567)        (1,783)     (10,058)
    Inventory, prepaid expense and
     other current assets..........................           (79)         418        (1,237)          (906)        (941)
    Accounts payable and accrued expense...........           495       (1,880)        2,715           (702)      (1,927)
    Deferred revenue...............................           445        1,324          (407)        (1,019)      (2,616)
                                                          -------     --------      --------       --------     --------
Net cash provided by
 operating activities...............................         2,290        2,537         9,201          1,783        2,056
                                                           -------     --------      --------       --------     --------
Cash used in investing activities:
 Net cash paid for acquisition of
  Founding Companies...............................          (150)      (3,745)           --             --           --
 Net cash paid for acquisitions....................            --       (4,795)      (60,161)       (18,738)     (12,714)
 Property and equipment expenditures...............        (1,390)      (2,408)       (2,978)        (1,818)      (1,396)
 Cash paid for other intangible assets.............          (237)         (76)       (3,568)          (993)      (1,348)
 Other.............................................            --          132           319             --           --
                                                          -------     --------      --------       --------     --------
Net cash used in investing activities..............        (1,777)     (10,892)      (66,388)       (21,549)     (15,458)
                                                          -------     --------      --------       --------     --------
Cash provided by (used in) financing
  activities:
 Proceeds from issuance of common stock............         1,320        6,008         6,753             --       86,216
 Proceeds from issuance of
  convertible preferred stock......................            --           --         7,820          7,820           --
 Proceeds from exercise of options
  and warrants.....................................            --          121           314             --          239
 Distributions paid by pooled companies............        (1,272)      (2,885)       (2,273)          (127)      (1,282)
 Purchase of treasury stock........................            --         (116)         (106)          (106)          --
 Repurchase of common stock warrant................           (50)          --            --             --           --
 Borrowings under acquisition
   credit facility and other long-term debt........           296        8,983        55,201         15,785       12,000
 Payment of loan costs.............................            --         (300)       (2,519)            --         (353)
 Principal payments on long-term debt..............        (1,025)      (2,262)         (722)        (1,187)     (69,234)
 Net proceeds (repayment) of other
   notes payable...................................           358          429          (373)           179       (1,755)
                                                          -------     --------      --------       --------     --------
Net cash provided by (used in)
  financing activities.............................          (373)       9,978        64,095         22,364       25,831
                                                          -------     --------      --------       --------     --------
Net change in cash and cash equivalents............           140        1,623         6,908          2,598       12,429
Cash and cash equivalents,
  beginning of period..............................           617          757         2,380          2,380        9,288
                                                          -------     --------      --------       --------     --------
Cash and cash equivalents,
  end of period....................................       $   757     $  2,380      $  9,288       $  4,978     $ 21,717
                                                          =======     ========      ========       ========     ========

   See accompanying notes to supplemental consolidated financial statements.

                             InfoCure Corporation

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

1. Organization and Basis of Presentation

     InfoCure Corporation ("InfoCure") was founded in November 1996 to develop, market and service practice management systems for use by health care providers throughout the United States. On July 10, 1997, InfoCure completed an initial public offering of its common stock, par value $.001 per share, (the "July Offering") and simultaneously acquired the following six operating companies:
(i) International Computer Solutions, Inc. ("ICS"); (ii) Health Care Division, Inc. ("HCD"); (iii) Millard-Wayne, Inc. ("Millard-Wayne"); (iv) KComp Management Systems, Inc. ("KComp"); (v) DR Software, Inc.("DR Software") and (vi) Rovak, Inc. ("Rovak") (collectively the "Founding Companies"). American Medcare Corporation ("AMC"), a holding company and parent of ICS, HCD, and Millard-Wayne, originally incorporated on January 11, 1983, was merged with and into InfoCure at the time the July Offering became effective and is considered the predecessor company to InfoCure and the accounting acquirer of all the companies. All outstanding shares of AMC were converted into approximately 6.0 million shares of InfoCure common stock concurrently with the consummation of the July Offering. The aggregate consideration paid for the Founding Companies was approximately $3.7 million in cash and 1.8 million shares of common stock for an aggregate value of $8.7 million including fees and other acquisition related costs.

     Subsequent to the consummation of the July Offering and the acquisition of the Founding Companies, InfoCure acquired substantially all of the assets or all of the outstanding equity securities of the following companies: (i) Professional On-Line Computer, Inc. ("POLCI"); (ii) Commercial Computers, Inc. ("CCI"); (iii) SoftEasy Software, Inc. ("SoftEasy"); (iv) Pace Financial Corporation ("PACE") and (v) the orthodontic business unit of HALIS Services, Inc. ("OPMS"). POLCI, CCI and SoftEasy were acquired with effect from October 1, 1997; PACE was acquired with effect from November 1, 1997 and OPMS was acquired with effect from December 1, 1997 (collectively the "1997 Acquisitions"). Aggregate consideration for the 1997 Acquisitions was approximately 154,000 shares of common stock and $11.7 million cash and debt, for an aggregate value of $12.4 million.

     In the year ended December 31, 1998, InfoCure acquired substantially all of the assets, subject to the assumption of certain liabilities, of Micro-Software Designs, Inc. ("MDI") and Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company and acquired the outstanding equity securities of Medical Software Integrators, Inc. ("MSI"). These acquisitions were effective from January 1, 1998 with respect to MDI and MSI and October 23, 1998 for HSD. Aggregate consideration for these acquisitions completed in 1998 (the "1998 Purchased Companies")was approximately 746,000 shares of common stock and $73.0 million cash and debt for an aggregate value of $77.1 million.

     The acquisitions of the Founding Companies, the 1997 Acquisitions and the 1998 Purchased Companies have been accounted for using the purchase method of accounting.

     In December 1998, InfoCure completed a merger with Radiology Management Systems, Inc. ("RADMAN") in a transaction involving exchange of all of RADMAN's outstanding equity interests for approximately 994,000 shares of InfoCure common stock which was accounted for as a pooling of interests (the "RADMAN Merger"). In June 1999, InfoCure acquired the assets of Strategicare,Inc and its wholly-owned subsidiary, DISC Computer Systems, Inc. ("DISC") in exchange for cash of approximately $11.7 million in a transaction accounted for using the purchase method of accounting. Additionally, in 1999, InfoCure completed the acquisitions as set forth in the table below (the "1999 Pooled Companies"). Each of these acquisitions provided for the exchange of all of the outstanding equity interests of each entity for shares of InfoCure's common stock and all have been accounted for as poolings of interests (the "1999 Mergers"), including three such acquisitions which occurred in August 1999 (the "August Mergers").

                  Notes to Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)


                                                                Medical
               Entity                    Date of Merger        Specialty            Location
               ------                    --------------        ---------            --------
Macon Systems Management, LLC, the
 parent of Medical Software
 Management, Inc. ("MSM")............  February 12, 1999    Dermatology      Macon, Georgia

OMSystems, Inc. ("OMS")..............  February 18, 1999    Orthodontics     Norcross, Georgia

Ardsley, M.I.S., Inc. ("Orthoware")..  August 17, 1999      Orthodontics     Philadelphia,
                                                                             Pennsylvania

Medfax Corporation ("Medfax")........  August 30, 1999      Radiology        Charlotte, North
                                                                             Carolina

Scientific Data Management,                                 General
  Inc.("SDM")........................  August 31, 1999      Medical          Detroit, Michigan



     The consolidated financial statements of the company previously reflected the retroactive effect of the RADMAN Merger. The supplemental consolidated financial statements of the company, included herein, have been prepared to give retroactive effect to the 1999 Mergers, inclusive of the August Mergers. As a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented and the consolidated statements of stockholders' equity reflect the accounts of InfoCure as if the additional common stock issued in connection with the 1999 Mergers had been issued for all periods presented. As required by generally accepted accounting principles, these supplemental consolidated financial statements will become the historical financial statements of the company upon issuance of the financial statements for the period that includes the 1999 Mergers. Additionally, all share and per share amounts have been adjusted retroactively for the effect of a 2-for-1 stock split effective August 19, 1999.

     The supplemental consolidated financial statements include the accounts of InfoCure and all of its wholly-owned subsidiaries (collectively the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The Company changed its fiscal reporting period to December 31 effective February 1, 1997. The accompanying supplemental consolidated financial statements include AMC (InfoCure's predecessor) and its subsidiaries, the 1999 Pooled Companies, RADMAN, ICS and HCD for the period from February 1, 1997; the Founding Companies for the period from July 11, 1997, and the 1997 Acquisitions from their respective dates of acquisition.

     For the year ended January 31, 1997, the accompanying supplemental consolidated financial statements present the consolidated financial position, results of operation and cash flows of AMC and its wholly-owned subsidiaries, the 1999 Pooled Companies, RADMAN, ICS and, with effect from December 3, 1996, HCD, which was acquired as of that date.

2. Summary of Significant Accounting Policies

Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

Revenue Recognition

     Revenue from software sales is recognized upon shipment in instances where the Company has evidence of a contract, the fee charged is fixed and determinable and collection is probable. Hardware resales are recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturity dates of three months or less from the date of purchase to be cash equivalents.

Concentrations of Credit Risk

     The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas in which the Company's systems and services are sold. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Bad debt expense was approximately $349, $960 and $1,097 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively. Corresponding write-offs of uncollectible accounts receivable were approximately $197, $143 and $280 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively.

     At certain times during the year, the Company maintains cash and cash equivalents in bank accounts in amounts above the federally insured limits.

Fair Value of Financial Instruments

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Company's financial instruments included in the accompanying consolidated balance sheets are not materially different from their fair values.

Inventories

     Inventory consists primarily of peripheral computer equipment and related supplies. Inventory is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

Property and Equipment

     Property and equipment are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

Capitalized Software Costs

     Software development costs are expensed as incurred prior to establishing the technological feasibility of a product. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 48 months).

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

Goodwill and Other Intangible Assets

     Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. All goodwill is amortized on a straight-line basis over an estimated useful life of 15 years. The 15-year estimated useful life reflects management's analysis that goodwill is derived principally from the true value of the historical and estimated future lives of its customer relationships, the longevity and continuing use of its core products and the relatively minor impact of technological obsolescence on these core products. Other intangible assets consist primarily of deferred loan costs which are being amortized over the life of the respective loans at rates which approximate the interest method.

Long-lived Assets

     Long-lived assets, such as goodwill, and property and equipment are periodically evaluated for impairment when events or changes circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value. A write-down of assets due to impairment was required for the eleven months ended December 31, 1997, in the amount of $7.8 million (Note 5).

Income Taxes

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

Restructuring Costs

     The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)".

Earnings Per Share

     The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is effective for fiscal years ending after December 15, 1997. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options, warrants and similar convertible dilutive instruments. As required by SFAS No. 128, all periods presented have been restated to reflect shares issuable for the 1999 Mergers and the effect of the 2-for-1 stock split effective August 19, 1999.

     Earnings per share for the year ended January 31, 1997 has not been presented as it is not considered meaningful due to the acquisition of the Founding Companies and the Company's initial public offering in conjunction with the formation of the Company during the period ended December 31, 1997.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

     Weighted average number of shares outstanding used in computing basic EPS for the eleven months ended December 31, 1997, was 13,400,964. Weighted average number of shares outstanding used in computing basic EPS for the year ended December 31, 1998, was 17,200,928. The impact of the assumed exercise of the Company's stock options and warrants and convertible preferred stock would have been antidilutive for the eleven months ended December 31, 1997, and the year ended December 31, 1998, and, therefore, diluted EPS and basic EPS for these periods are the same. The impact of the assumed exercise of these instruments may have a dilutive effect in the future.

     Weighted average number of shares outstanding used in computing basic EPS for the six months ended June 30, 1999 and 1998 were 21,902,156 and 16,630,626, respectively. Diluted EPS for those interim periods was based on 27,707,152 and 21,127,148 shares for June 30, 1999 and 1998, respectively, giving effect to the assumed exercise of options, warrants and convertible preferred stock.

Interim Financial Statements

     In the opinion of management, the accompanying interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position at June 30, 1999 and its results of operations and its cash flows for the six months ended June 30, 1998 and 1999. The results of operations and cash flows for the interim periods are not necessarily indicative of the results to be expected for the full year.

Reclassification

     Certain prior year amounts have been reclassified to conform with the current year presentation.

New Accounting Pronouncements

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and determining whether computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Adoption of this statement did not have a significant impact on the Company's financial statements.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

3. Business Combinations

Acquisitions Accounted for Using the Purchase Method of Accounting

     In December 1996, AMC, the predecessor to the Company, through its wholly-owned subsidiary HCD, acquired certain assets and assumed certain liabilities of a division of InfoSystems of North Carolina, Inc. ("ISI"). Aggregate consideration was $1.7 million comprised of $150 cash and a $1.55 million note payable to ISI. As described in Note 1, the Company, in conjunction with the July Offering, acquired the six Founding Companies. Also, as described in Note 1, the Company subsequently completed the 1997 Acquisitions and the 1998 Purchased Companies and, in June 1999, completed the acquisition of Strategicare, Inc. and its wholly-owned subsidiary DISC Computer Systems, Inc.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

The following tables summarize the fair values of the assets acquired, liabilities assumed and consideration given in connection with the foregoing acquisitions accounted for as purchases:

                                                             Year Ended      Eleven Months   Year Ended    Six Months
                                                               January           Ended        December        Ended
                                                                 31,          December 31,       31,         June 30,
                                                                1997              1997          1998          1999
                                                             ----------      -------------   ----------    ----------
 Accounts receivable.....................................      $   154           $ 3,218       $10,642       $ 1,949
 Inventory...............................................           --                --         1,426           127
 Prepaid expenses........................................           --                --           347            73
 Property and equipment..................................           60             1,217         4,832           799
 Goodwill................................................        1,928            21,644        56,149        11,194
 Capitalized software....................................           --             1,718           420            73
 Other assets............................................            7             1,321           707           118
 Deferred revenue........................................         (432)           (2,690)       (4,942)         (297)
 Accounts payable and accrued expenses...................          (14)             (933)         (693)       (2,175)
 Notes payable...........................................           --            (1,650)           --            (6)
 Other liabilities.......................................           (3)           (2,744)         (742)         (102)
                                                               -------           -------       -------       -------
 Net assets acquired.....................................        1,700            21,101        68,146        11,753
 Purchased research and development......................           --                --         9,000            --
                                                               -------           -------       -------       -------
 Total acquisition.......................................      $ 1,700           $21,101       $77,146       $11,753
                                                               =======           =======       =======       =======

These acquisitions were funded as follows:

                                                             Year Ended      Eleven Months   Year Ended    Six Months
                                                               January           Ended        December        Ended
                                                                 31,          December 31,       31,         June 30,
                                                                1997              1997          1998          1999
                                                             ----------      -------------   ----------    ----------
 Common stock............................................       $   --           $ 5,568       $ 4,159       $    --
 Notes payable and other payables........................        1,550             6,991        12,826        11,753
 Cash....................................................          150             8,542        60,161            --
                                                                ------           -------       -------       -------
 Total acquisition.......................................       $1,700           $21,101       $77,146       $11,753
                                                                ======           =======       =======       =======

     In addition to the foregoing consideration, certain of the purchase acquisition agreements provided for additional purchase consideration based on attaining certain revenue or operating income goals. The additional consideration will be accounted for as additional purchase price or compensation expense if and when earned. Maximum contingent consideration payable with respect to the Founding Companies originally aggregated $4.7 million. As more fully described in Note 4, the Company's restructuring plans affected certain of the acquired companies such that portions of the contingent consideration related thereto was deemed earned and payable as of December 31, 1997. Accordingly, approximately $2.6 million of such consideration was included as part of the Company's restructuring costs for the eleven months ended December 31, 1997 in settlement of estimated contingent consideration obligations related to the affected companies. In the year ended December 31, 1998, the Company finalized negotiations with respect to contingent consideration for one affected company. As a result the Company agreed to an additional $750 of purchase consideration which is included in its restructuring costs for the year ended December 31, 1998.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

     Maximum contingent consideration payable with respect to the purchase acquisitions completed in 1998 aggregated $12.4 million. In 1998 contingent consideration of approximately $1.1 million was earned and was recorded as additional purchase price pursuant to the terms of the original purchase agreement, as amended. Total remaining contingent consideration outstanding at December 31, 1998 is approximately $10.9 million.

     The following unaudited pro forma information presents the consolidated results of operations of the Company as if the acquisitions had occurred as of the beginning of the immediately preceding period. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, reductions in personnel costs and other operating expenses not assumed as part of the acquisitions, amortization of intangibles, interest expense and income taxes.



                                                                 Eleven Months                  Six Months Ended
                                                    Year Ended       Ended        Year Ended     June       June
                                                    January 31,   December 31,   December 31,     30,        30,
   Pro Forma Amounts                                   1997           1997           1998        1998       1999
   -----------------                                -----------   -----------    ------------    ----       ----
Revenue......................................         $69,126       $116,781       $142,995     $63,852    $87,301
Net income (loss) available to
  common stockholders........................           3,104        (16,818)        (6,740)      1,924      5,304

Net income (loss) available to common
  stockholders per share:
    Basic....................................                        $ (1.26)      $  (0.39)    $  0.12    $  0.24
    Diluted..................................                          (1.26)         (0.39)       0.09       0.19

     The pro forma amounts for net income and earnings per share for the eleven months ended December 31, 1997 include the impact of asset impairment and restructuring charges as described in Note 5. Pro forma earnings per share for the year ended January 31, 1997 are not considered meaningful and have not been presented.

Acquisitions Accounted for Using the Pooling of Interests Method of Accounting

     Also as described in Note 1, the Company merged with RADMAN in December 1998 in an acquisition accounted for as a pooling of interests. Accordingly, the accompanying consolidated financial statements have previously been restated to include the financial position, results of operations and cash flows of RADMAN for all periods.

     During 1999, the Company completed the following acquisitions which provided for exchange of all of the outstanding equity interest of each entity for shares of InfoCure common stock and are accounted for as poolings of interests (See Note 1):


                 Entity                                 Date of Merger              Medical Specialty
MSM...................................................  February 12, 1999             Orthodontics
OMS...................................................  February 18, 1999             Dermatology
Orthoware.............................................  August 17, 1999               Orthodontics
Medfax................................................  August 30, 1999               Radiology
SDM...................................................  August 31, 1999               General Medical

                             InfoCure Corporation

              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)


     Revenue, net income (loss) available to common shareholders and net income
(loss) per share of the combining companies for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998 and the applicable interim periods are as follows:


                                                      Year Ended   Eleven Months   Year Ended   Six Months Ended
                                                        January         Ended       December   ------------------
                                                           31,       December 31,      31,     June 30,  June 30,
                                                          1997           1997         1998       1998      1999
                                                        -------      ------------    -------   -------   -------
Revenue
   InfoCure, as previously reported(1)                  $ 6,351         $18,274      $63,724   $33,177    $74,093
   OMS                                                    9,652          12,325       14,993        --         --
   MSM                                                    1,908           4,096        3,120        --         --
   Orthoware                                              1,170           1,301        1,800       773      1,028
   Medfax                                                 3,920           5,451        5,517     3,230      3,492
   SDM                                                    3,888           4,552        4,626     2,285      2,812
                                                        -------         -------      -------   -------    -------
   InfoCure, as restated                                $26,889         $45,999      $93,780   $39,465    $81,425
                                                        =======         =======      =======   =======    =======
 Net income (loss) available
  to common stockholders
   InfoCure, as previously reported(1)                  $   286         $(8,731)     $(2,661)  $   908    $ 4,912
   OMS                                                    1,342           1,703       (3,296)       --         --
   MSM                                                       97              49          266        --         --
   Orthoware                                                (11)             (2)         (73)       16        (39)
   Medfax                                                   202            (560)        (729)      206       (193)
   SDM                                                      (25)            166           47       361        605
                                                        -------         -------      -------   -------    -------
   InfoCure, as restated                                $ 1,891         $(7,375)     $(6,446)  $ 1,491    $ 5,285
                                                        =======         =======      =======   =======    =======

 Net income (loss) available to
   common stockholders per common share:
   As previously reported(1)
     Basic                                                              $ (0.90)     $ (0.20)   $ 0.06     $ 0.22
     Diluted                                                              (0.90)       (0.20)     0.05       0.18
   As restated
     Basic                                                                (0.55)       (0.37)     0.09       0.24
     Diluted                                                              (0.55)       (0.37)     0.07       0.19

---------------
(1) Financial data for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998 was previously reported in a Registration Statement on Form S-3 dated April 21, 1999. Financial data for the six months ended June 30, 1998 and 1999 was previously reported in a Quarterly Report on Form 10-Q dated August 16, 1999.

4. Purchased Research and Development

     Through its acquisition of HSD, the Company acquired three in-process physician practice management system research and development projects. The Company assigned an aggregate value of $9.0 million to the projects, based on the results of an independent appraisal. The appraisal value was determined using a discounted cash flow model with a risk adjusted discount rate of 28%. The valuation also incorporated a stage of completion methodology where the value was adjusted based on the technology's percentage of completion. Based on the appraisal results, the three projects had an aggregate pre-acquisition cost of $9.9 million, an estimate of $900 cost to complete and were approximately 90% complete at the acquisition date. As of the acquisition date, technological feasibility had not been established and there were no alternative future uses for the projects. Therefore, the Company expensed the $9.0 million related to these in-process research and development projects.

                             InfoCure Corporation

              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

5. Impairment of Assets and Restructuring Costs

     Effective December 1, 1997, the Company determined to restructure through a plan to consolidate existing facilities and acquired operations. This restructuring plan enabled the Company to leverage effectively its present and planned acquisitions, streamline its offering of products and services and respond more effectively to changing market conditions. In connection therewith, management also reevaluated the Company's investment in goodwill and capitalized software in light of current market conditions and the restructuring plan. Management determined that, based on current market conditions and an analysis of projected undiscounted future cash flows calculated in accordance with the provisions of SFAS No. 121, the carrying amount of certain long-lived assets, principally of Rovak and DR Software, may not be recoverable. The resultant impairment of long-lived assets, due principally to the impact of the Company's new acquisitions (Note 3), necessitated a write-down of approximately $7.8 million as follows: (i) $3.5 million and $2.8 million of goodwill representing the excess of cost over net assets of the acquisition of Rovak and DR Software, respectively, acquired in July 1997 and (ii) $1.5 million of capitalized software related to products whose future utility was diminished based on market conditions. The estimated fair values of these long-lived assets were determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

     In connection with effecting the consolidation and restructuring, the Company has also recorded costs and accrued liabilities to close redundant facilities, cancel leases and other executory contracts and recognize contingent consideration earned or deemed as payable under terms of certain acquisition agreements for acquired companies affected by the consolidation and restructuring.

     The restructuring plan, which was completed in the second quarter of 1998, also included termination of certain redundant staff positions. Details of this element of the restructuring plan were finalized and communicated in the first quarter of 1998. Accordingly, compensation costs, including severance and other termination benefits, and other future costs related to the restructuring aggregating $1.1 million, were recognized in the first quarter of 1998 in accordance with EITF No. 94-3.

     Asset impairment and restructuring costs are as follows:

                                                    Eleven Months
                                                        Ended        Year Ended
                                                     December 31,   December 31,
  Cost related to                                       1997            1998
  ---------------                                   -------------   ------------
Write-off of goodwill..............................    $ 6,360         $   --
Write-off of capitalized software development
 costs.............................................      1,461             --
Facility closure and consolidation.................        461             --
Compensation costs for severance and other
 termination benefits..............................         --          1,124
"Earn-out" compensation for contingent
 consideration earned or deemed payable to former
 stockholders of entities affected by the
 consolidation and restructuring...................      2,558            750
Other asset write-downs and costs..................        296             --
                                                       -------         ------
Total asset impairment and restructuring costs.....    $11,136         $1,874
                                                       =======         ======

     As of December 31, 1998, approximately 50 employee terminations were related to restructuring actions. Accrued restructuring at December 31, 1998 totaled approximately $283, which is considered adequate to cover the facilities related costs which remain as a result of the 1997 restructuring plan.

                             InfoCure Corporation

              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

6. Property and Equipment

Major classes of property and equipment consisted of the following:

                                           Estimated
                                            Useful
                                             Lives    December 31,  December 31,
                                            (Years)      1997           1998
                                           ---------  ------------  ------------
Buildings.................................     40        $2,671        $ 2,671
Office and computer equipment.............    3-5         4,199          9,251
Furniture and fixtures....................    5-7         1,295          2,494
Equipment under capital lease
  obligations.............................    3-5           162          1,234
Leasehold improvements....................    3-5            77            333
Other.....................................    3-5           457            480
                                                         ------        -------
                                                          8,861         16,463
Less accumulated depreciation.............                4,428          5,668
                                                         ------        -------
                                                         $4,433        $10,795
                                                         ======        =======

     Depreciation expense was approximately $429, $979 and $1,281 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively. In connection with the restructuring plan described in Note 5, the Company disposed of property and equipment, primarily office and computer equipment, with a net book value of approximately $155.

7. Other Intangible Assets

Other intangible assets consisted of the following:

                                            December 31,  December 31,
                                                1997         1998
                                            ------------  -----------
Loan costs................................     $  300       $4,656
Capitalized software development costs....        860        2,602
Capitalized costs of future acquisitions..        612          402
Other.....................................        218          500
                                               ------       ------
                                                1,990        8,160
Less accumulated amortization.............        646          769
                                               ------       ------
                                               $1,344       $7,391
                                               ======       ======

     As described in Note 5, approximately $1.5 million of capitalized software was written off during the eleven month period ended December 31, 1997. Amortization of capitalized software charged to operations was $101, $331 and $112 for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, respectively. As discussed in Note 9 the balance of unamortized loan costs were written off in conjunction with the April 1999 prepayment of the Company's acquisition credit facility.

                             InfoCure Corporation

              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

8. Accrued Expense

Accrued expense consisted of the following:

                                           December 31, December 31,
                                               1997         1998
                                           ------------  -----------
Interest.................................     $   99        $1,691
Compensation.............................        971         1,844
Additional purchase price consideration..         --         1,100
Taxes, other than income.................        378           819
Professional fees........................        169           147
Other....................................        599         2,065
                                              ------        ------
                                              $2,216        $7,666
                                              ======        ======

9. Notes Payable and Long-Term Debt

     As of December 31, 1998, the Company had a $2 million short-term note payable with interest at 12% given in connection with an acquisition. This note was paid in 1999.

Long-term debt consisted of the following:

                                            December 31,  December 31,
                                                1997         1998
                                            ------------  -----------
Notes payable, FINOVA Capital
  Corporation ("FINOVA") (1)..............     $ 7,188      $68,351
Subordinated notes payable, remainder
  of purchase price for acquisitions (2)..       1,207       10,604
Subordinated notes payable to
  stockholders; interest varies between
  7% and 10%; maturing at various dates
  through 2001............................         618          180
Other.....................................       3,316        4,968
                                               -------      -------
                                                12,329       84,103
Less current portion......................       2,729       13,370
                                               -------      -------
                                               $ 9,600      $70,733
                                               =======      =======

(1) At December 31, 1997, the Company had a $10 million credit facility with FINOVA for the purpose of funding its acquisition program. The credit facility was collateralized by substantially all of the Company's assets and the accounts receivable, cash flows and assets of any companies acquired in the future. This facility had a five-year term and accrued interest at an annual rate of prime plus 1.25% to 2%, depending on the Company achieving certain debt service ratios. This facility also included a contingent obligation payment, due in 2001 or upon full prepayment, based on the Company achieving certain operating cash flows in excess of a base operating cash flow, as defined. At December 31, 1997, the interest rate was 10.5% per annum and the contingent obligation payment was indeterminable. In February 1998, an amendment to the credit facility and a new loan increased the available credit under this facility to $30 million and, in October 1998, another amendment and new loan increased the available credit under this facility to $70 million. In connection with the amendments and increases, the interest rates were prime plus 0.5% to 1% (8.75% at December 31, 1998) on the $20 million loan

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

     and fixed at 9.5% on the $40 million and $10 million loans. Principal was due on all the loans in quarterly installments, beginning at $2.8 million and increasing ratably to $6.8 million, before the final installment of $13.8 million in October 2002. In addition, with the October 1998 amendment and increase, the Company agreed to pay fees and costs of approximately $2.5 million and issued warrants to the lender to acquire up to 490,000 shares of common stock. The estimated value of these warrants, $1.5 million, was included as loan costs in other intangible assets and amortized as interest expense over the remaining term of the loan. A portion of these fees and costs were in substitution of the contingent obligation payment described above. In April 1999, all of this debt was repaid. In connection with this early retirement of debt the Company recognized an extraordinary item for the unamortized portion of the loan costs and prepayment costs which aggregated approximately $4.9 million and, net of estimated tax effect, approximately $2.9 million. See Note 15, Subsequent Events.

(2) The notes payable for the remainder of purchase price for acquisitions consist of two notes at December 31, 1998. One note, for $10 million, is due in equal installments of principal over five years. The initial interest rate is 8 percent per annum and increases each year to a maximum of 14 percent per annum. The note is convertible, at the Company's option during the first year of the term, into shares of common stock at a rate based on the price per share of an underwritten public offering or the market value of the common stock. The remaining $604 note bears interest at six percent per annum and is due October 1, 2000. In April 1999, this note was converted into approximately 200,000 shares of common stock in accordance with its original terms.

     As of December 31, 1998, future maturities of these obligations are as follows:

  Year                                                            Amount
  ----                                                          -----------
  1999.........................................................   $13,370
  2000.........................................................    14,457
  2001.........................................................    13,832
  2002.........................................................    39,449
  2003.........................................................     2,315
  Thereafter...................................................       680
                                                                  -------
   Total......................................................    $84,103
                                                                  =======

     As noted above, the balance outstanding under the FINOVA credit facility was paid in 1999. See Note 15, Subsequent Events.

10. Other Liabilities

     At December 31, 1997, other liabilities consisted primarily of approximately $6.3 million representing the balance payable in connection with the acquisition of PACE effective November 1, 1997. This amount was paid in the first quarter of 1998 from proceeds of long-term debt.

11. Commitments

Operating Leases

     The Company leases its office facilities and certain equipment under operating leases having terms ranging from one to seven years. Approximate future minimum rentals, by year and in the aggregate, under noncancellable operating leases with remaining terms of more than one year are as follows:

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)


  Year                                                             Amount
  ----                                                           ----------
  1999..........................................................  $ 3,289
  2000..........................................................    2,819
  2001..........................................................    2,416
  2002..........................................................    2,111
  2003..........................................................      824
  Thereafter....................................................      203
                                                                  -------
   Total.......................................................   $11,662
                                                                  =======

     Rent expense was approximately $383, $754 and $1,698 for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, respectively.

Employee Benefit Plan

     In January 1998, the Company implemented a qualified 401(k) savings plan ("the Plan") covering all employees meeting certain age and years of service eligibility requirements. Eligible employees may contribute up to 15% of their annual salary to the Plan, subject to certain limitations. The Company may make matching contributions and may also provide profit-sharing contributions at its sole discretion. Employees become fully vested in any employer contributions after five years of service.

     During the eleven months ended December 31, 1997, the companies comprising the Founding Companies and the 1997 Acquisitions had separate benefit plans for employee retirement. As of January 31, 1998, all previous plans were rolled into the newly adopted plan. Contributions to employee benefit plans for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, were approximately $38, $76 and $512, respectively. The contribution for the year ended December 31, 1998 was in common stock.

12. Stockholders' Equity

Common Stock

     In connection with the formation of the Company and concurrent with completion of its initial public offering, all of the approximately 104 million outstanding shares of AMC common stock were converted into approximately 6.0 million shares of InfoCure common stock. The Company had 200.0 million shares of $.001 par value common stock and 2.0 million shares of $.001 par value preferred stock authorized at December 31, 1998. Shares of common stock issued and outstanding were 16,113,938 and 18,803,464, respectively, at December 31, 1997 and December 31, 1998.

Institutional Investor

     Under the terms of a private placement agreement with an institutional investor (the "Investor"), the Company can exercise options ("Put Options") with the Investor. Generally, upon exercise of a Put Option, the Investor must tender the amount designated by the Company (the "Investment Amount"). The number of shares to be issued upon exercise of a Put Option is based on a nominal discount of the stock's average closing price, as defined.

     The Investor has committed to invest up to $10 million. The Company has exercised $7 million in three installments from September 28 through December 31, 1998. The most recent installment, for $2 million, was initiated in December 1998 and closed in January 1999. A total of 702,644 shares were issued in the first two installments and 160,000 shares were issued in the third installment.

     The Company also granted the Investor warrants to acquire 200,000 shares of common stock (see below).

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

Convertible Redeemable Preferred Stock

     In February 1998, the Company completed the sale of 850,060 shares of its Convertible Redeemable Preferred Stock in a private placement for approximately $8.5 million which netted the Company $7.8 million after commissions and offering expenses. These proceeds were used primarily for funding future acquisitions and related expenses. In conjunction with the Company's April 1999 stock offering, the Preferred Stock was automatically converted into shares of common stock in accordance with its original terms.

     The Preferred Stock was immediately convertible at the date of original issuance. In connection with this immediate conversion feature the Company recognized $800 as an accretive dividend attributable to the Preferred Stock issuance including commissions and the estimated value of warrants granted to the placement agent.

Stock Compensation Plans

     The Company has stock option plans that provide for the granting of incentive and nonqualified options to purchase the Company's common stock to selected officers, other key employees, directors, and consultants. These plans include the InfoCure Corporation 1996 Stock Option Plan, the InfoCure Corporation Length-of-Service Nonqualified Stock Option Plan, and the InfoCure Corporation Directors Stock Option Plan. The Company also assumed the stock options of AMC, its predecessor, which were outstanding at July 10, 1997. Such options were converted at the same rate used in connection with the conversion of AMC's common stock.

     Under the InfoCure Corporation 1996 Stock Option Plan 6.0 million shares of common stock of the Company have been reserved for option grants to directors, officers, other key employees, and consultants. Employees of the Company may be granted Incentive Stock Options ("ISOs") within the dollar limitations under
Section 422(d) of the Internal Revenue Code. The exercise price of all ISOs shall not be less than the fair market value of the common stock as of the option grant date (110% of such value for 10% shareholders). Options granted to directors and consultants must be nonqualified stock options. Options vest ratably over the four-year period beginning on the grant date.

     Under the InfoCure Corporation Length-of-Service Nonqualified Stock Option Plan, 1.0 million shares of common stock of the Company have been reserved for issuance to employees of the Company. Employees are granted nonqualified stock options based on years of service with the Company and are fully vested four years from the grant date. The exercise price of options issued pursuant to this plan shall be no less than the fair market value of the common stock as of the grant date.

     Under the InfoCure Corporation Directors Stock Option Plan, 200,000 shares of common stock of the Company have been reserved for issuance as nonqualified stock options to Directors of the Company who are not employees of the Company. Upon appointment to the Board of Directors, a director receives an option grant of 20,000 shares and may receive an additional option grant of 5,000 shares on each anniversary date. One half of the options granted pursuant to this plan vests after one year of service following the grant date and the other half vests after two years of service following the grant date.

     In 1998, the Company implemented the InfoCure Employee Stock Purchase Plan. This plan allows employees of the Company to purchase common stock through payroll deductions for 85% of fair market value. As of December 31, 1998, there are 300,000 shares of common stock reserved for issuance under this plan.

     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. If a company elects to use the intrinsic value method, then pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS No. 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards prior to 1995. Additionally, InfoCure is expected to grant additional awards in future years.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

     The Company has elected to account for its stock options under the intrinsic value method as outlined in APB No. 25. The fair value method requires use of option valuation models, such as the Black-Scholes option valuation model, to value employee stock options, upon which a compensation expense is based. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because InfoCure's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant.

     In accordance with SFAS No. 123, the fair value for the Company's employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998.


                                                     Eleven Months
                                         Year Ended      Ended      Year Ended
                                         January 31,  December 31,  December 31,
                                             1997         1997          1998
                                         ----------- -------------  ------------
Risk-free interest rate................      7.5%       5.7-6.2%          6%
Dividend yield.........................      0.0%         0.0%          0.0%
Volatility factor......................      0.0%        19.7%           58%
Weighted average expected life (in
 years)................................     5-10           5              4

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information, excluding earnings per share for year ended January 31, 1997 which are not considered meaningful, follows:
                                                     Eleven Months
                                         Year Ended      Ended      Year Ended
                                         January 31,  December 31,  December 31,
                                             1997         1997          1998
                                         ----------- -------------  ------------
Net income (loss) available to
 common stockholders
  As reported..........................    $1,891       $(7,375)      $(6,446)
  Pro forma............................     1,651        (7,479)       (7,788)

Basic and diluted income (loss)
 per share
  As reported..........................                 $ (0.55)      $ (0.37)
  Pro forma............................                   (0.56)        (0.45)

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

     A summary of stock option activity, and related information for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998 follows:

                                                                     Weighted-
                                                                     Average
                                                                     exercise
                                                           Options     price
                                                          ---------- ---------
Outstanding at February 1, 1996..............               847,478    $3.60
 Granted.....................................               277,420     2.03
 Exercised...................................               (59,660)    0.01
 Forfeited or canceled.......................              (357,960)    8.38
                                                          ---------
Outstanding at January 31, 1997..............               707,278     0.87
 Granted.....................................             1,970,942     2.12
 Exercised...................................                    --       --
 Forfeited or canceled.......................                (5,966)    0.84
                                                          ---------
Outstanding at December 31, 1997.............             2,672,254     1.79
 Granted.....................................             3,452,608     6.21
 Exercised...................................              (101,774)    0.61
 Forfeited or canceled.......................              (503,658)    4.13
                                                          ---------
Outstanding at December 31, 1998.............             5,519,430     4.49
                                                          =========
Options exercisable at January 31, 1997......               443,282     0.14
Options exercisable at December 31, 1997.....               506,670     0.39
Options exercisable at December 31, 1998.....             1,150,320     1.33

     The weighted average fair value of options granted for the year ended January 31, 1997, the eleven months ended December 31, 1997, and the year ended December 31, 1998, were $0.06, $0.67 and $3.33, respectively.

     The following table summarizes information about the Company's outstanding stock options at December 31, 1998.


                             Options Outstanding                  Options Exercisable
                 ------------------------------------------   ---------------------------
                                   Weighted-
                     Number         Average       Weighted-       Number        Weighted-
   Range of      Outstanding at    Remaining       Average    Exercisable at     Average
   Exercise       December 31,    Contractual     Exercise     December 31,     Exercise
    Prices           1998         Life (Years)     Price          1998            Price
 ------------    --------------   ------------    ---------   --------------    ---------
 $ 0.0001           427,856           3.2          $ 0.00         427,856         $0.00
   0.84- 2.07     1,417,392           2.6            2.01         532,422          1.91
   2.10- 4.91       909,484           2.7            3.78         190,042          2.66
   5.00- 6.75     2,641,098           3.8            6.45              --            --
   6.82-13.22       123,600           3.6            7.89              --            --
 ------------     ---------           ---          ------       ---------         -----
 $ 0.00-13.22     5,519,430           3.2          $ 4.40       1,150,320         $1.34
 ============     =========           ===          ======       =========         =====

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

Restricted Stock Award

     In 1998, the Board approved a restricted stock award aggregating 19,000 shares as part of an incentive compensation package to three executives. The fair value of this award at the grant date, approximately $1.1 million, is deferred compensation amortizable over its ten year vesting period; however, the vesting can be accelerated upon the occurrence of certain events. Under the terms of the agreement, 50% of shares not vested will automatically vest upon the Company's stock having an average closing price of $12.50 per share over a 20-day period. The remainder of shares not vested will automatically vest upon the Company's stock having an average closing price of $20 per share over a 20-day period. Based on these criteria, approximately $500 vested in the first quarter of 1999 and the remaining portion will vest during the third quarter 1999.

Warrants

     In 1997, the Company issued to an investment advisory firm a warrant to acquire 220,000 shares of common stock at $2.75 per share. This warrant was in lieu of approximately $330 payable to the investment advisory firm principally for services in connection with the Company's acquisition program. An executive officer and director is a principal with this investment advisory firm.

     In connection with the acquisition of PACE, the Company issued to the former owners of PACE warrants to acquire 372,000 shares of common stock at an exercise price of $4.57 per share. These warrants have a ten-year term.

     In connection with the Redeemable Preferred Stock private placement in February 1998, the Company granted to the placement agent a ten-year warrant to acquire 200,000 shares of common stock at an exercise price of $4.50 per share. The $219 estimated value of this warrant was recorded as part of the accretive dividend attributed to the preferred stockholders.

     In connection with a private placement arrangement with the Investor, the Company granted a warrant to acquire 200,000 shares of common stock at $11.50 per share. This warrant has a five-year term and is immediately exercisable.

     In connection with the October 1998 loan which increased the Company's credit facility, the lender was granted the right to acquire up to 490,000 shares of common stock at $6 per share. At December 31, 1998, an immediately exercisable warrant for 450,000 shares had been issued with a ten-year term. The $1.5 million estimated value of this warrant has been recorded as deferred loan costs.

     Through June 30, 1999, approximately 280,000 shares have been issued in connection with the exercise of the foregoing warrants.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

13. Income Taxes

The components of income tax expense (benefit) are as follows:

                                                           Eleven Months
                                               Year Ended      Ended      Year Ended
                                               January 31,  December 31,  December 31,
                                                   1997         1997          1998
                                               ----------- -------------  ------------
Current:
   Federal...................................      $ 186       $    39       $ 1,081
   State.....................................         26             7           235
                                                   -----       -------       -------
 Total current expense.......................        212            46         1,316
                                                   -----       -------       -------
Deferred:
   Federal...................................       (168)       (1,215)       (1,104)
   State.....................................        (30)         (248)         (244)
                                                   -----       -------       -------
 Total deferred benefit......................       (198)       (1,463)       (1,348)
                                                   -----       -------       -------
 Change in deferred tax asset
  valuation allowance........................       (671)          285          (285)
                                                   -----       -------       -------
 Net income tax benefit......................      $(657)      $(1,132)      $  (317)
                                                   =====       =======       =======

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                 December 31,  December 31,
                                                     1997          1998
                                                 -------------  -----------
Current:
 Deferred tax assets:
  Allowance for doubtful accounts..............      $   20       $  247
  Deferred revenue and customer deposits.......         617          235
  Accrued restructuring costs..................         309           72
  Accrued expense..............................         154           76
  Credit carryforward..........................          60           --
  Other........................................          85           45
                                                     ------       ------
Total current deferred tax assets..............       1,245          675
                                                     ------       ------
Noncurrent:
 Deferred tax assets
  Basis difference of goodwill, capitalized
   software costs, property and equipment and
   other assets................................       1,542        4,707
  Net operating loss carry forwards............         648          259
                                                     ------       ------
Total noncurrent deferred tax assets...........       2,190        4,966
                                                     ------       ------
Subtotal.......................................       3,435        5,641
Valuation allowance............................        (285)          --
                                                     ------       ------
                                                     $3,150       $5,641
                                                     ======       ======

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

The Company's effective income tax rate varied from the U.S. federal statutory rate as follows:


                                                              Eleven Months
                                                  Year Ended      Ended       Year Ended
                                                  January 31,  December 31,  December 31,
                                                     1997          1997         1998
                                                  ----------- -------------  ------------
Expected tax expense (benefit)................       $ 420        $(2,892)      $(2,027)
Increase (decrease) in income taxes
 resulting from:
  State income taxes..........................          74           (510)         (358)
  Nondeductible goodwill......................         (14)         2,306           724
  Other, net earnings of......................          --            106           127
  Effect of earnings of pooled
   companies which were
   pass-through entities......................        (466)          (427)        1,502
  Change in deferred tax asset
   valuation allowance........................        (671)           285          (285)
                                                     -----        -------       -------
Net income tax benefit........................       $(657)       $(1,132)      $  (317)
                                                     =====        =======       =======

     As discussed in Notes 1 and 3, the Company completed acquisitions of five companies accounted for as pooling of interests. Three of these five companies were pass-through entities in which the then-owners agreed to report their share of income or loss in their respective individual income tax returns. Upon their acquisition by the Company, the pass-through tax status terminated.

     As of December 31, 1998, the Company and its subsidiaries have net operating loss carryforwards for federal income tax purposes of approximately $761 which expire at various dates to 2013.

14. Supplemental Cash Flow Information

     Cash payments for interest amounted to approximately $213, $447 and $2,158 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively. The Company made cash payments for income taxes of approximately $210, $197 and $1,217 for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998, respectively.

     During the year ended January 31, 1997, the Company acquired certain assets and assumed certain liabilities of HCD for consideration of a note in the amount of $1,550 and cash of $150. During the eleven months ended December 31, 1997, the Company issued common stock with an aggregate fair value of approximately $5.6 million and incurred notes payable and other liabilities of approximately $7.0 million in connection with acquisition of the Founding Companies and the 1997 Acquisitions. During the year ended December 31, 1998, the Company issued common stock with an aggregate fair value of approximately $4.2 million and incurred notes payable and other liabilities of approximately $12.8 million in connection with acquisitions completed during the period.

     During the year ended January 31, 1997 and year ended December 31, 1998, the Company issued stock warrants with an aggregate value of approximately $190 and $1.7 million, respectively, for services rendered to the Company.

            Notes to Supplemental Consolidated Financial Statements
              (In Thousands, Except Share and Per Share Amounts)
 (Financial information as of June 30, 1999 and the six months ended June 30,
                          1998 and 1999 is unaudited)

15. Subsequent Events

     In August 1999, InfoCure entered into a new credit facility with FINOVA in the amount of $100 million that has a five-year term. The credit facility provides for an $8.7 million term loan and a $91.3 million revolving loan that converts to a term loan in October 2001. The credit facility bears interest at rates ranging from base (prime) rate plus 0.50% to 1.25%, or LIBOR plus 2.00% to 2.75%, depending on the Company achieving certain debt service ratios, and is collateralized by substantially all of the Company's assets.

     In September 1999, the Company and Datamedic Holding Corp. ("Datamedic") announced that they have entered into an agreement whereby the Company will acquire all the outstanding equity interests of Datamedic in exchange for approximately 1.2 million shares of InfoCure common stock. The transaction is expected to close in the fourth quarter of 1999 and be accounted for as a pooling of interests.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 24, 1999               INFOCURE CORPORATION



                                        By: /s/ James A. Cochran
                                            -----------------------------
                                            James A. Cochran
                                            Senior Vice President-Finance
                                            and Chief Financial Officer